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                                                                 EXHIBIT 10.11.1

                               FIRST AMENDMENT TO
                               EXECUTIVE AGREEMENT

     This First Amendment to Executive Agreement (this "Amendment") is made and entered into as of the ____ day of _________ ____ (the "Effective Date") between Tuboscope Inc., a Delaware corporation and its subsidiaries (collectively "Tuboscope") and ________________________ (the "Executive")*.

     WHEREAS, the Executive and Tuboscope have previously entered into an Executive Agreement with an Effective Date of __________________; and

     WHEREAS, Tuboscope and Executive wish to modify the Executive Agreement in certain respects by the addition of a new subparagraph 5.G. and a new Section 14; and

     WHEREAS, Tuboscope believes it to be in the best interests of its stockholders to attract, retain and motivate key executive officers and ensure continuity of management and that this Amendment will further those interests.

     In consideration of Executive's continued employment as an executive officer with Tuboscope and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tuboscope and Executive agree as follows:

1.   Additional Subparagraph 5.G.

     An additional subparagraph G as set forth below is hereby added to the end of Section 5 and for all purposes made a part of the Executive Agreement as follows:

     G. Executive (or in the event of his death, his estate) shall be entitled to exercise his respective grants of vested stock options until either
          (i) 24 months following the Date of Termination for a cash exercise of such option or (ii) 12 months following the Date of Termination for an immediate cashless exercise or an exercise through the Corporation's cashless exercise program; provided, however, that if any of the options are not in the money on the Date of Termination (i.e., the exercise price of such option exceeds the fair market value of the Common Stock on the Date of Termination), then the 24 month or 12 month exercise period referred to above shall not commence for such options until the last day of a thirty trading day period following the Date of Termination during which the average closing market price of the Common Stock is at least equal to the exercise price of such options. Notwithstanding the provisions of this Section G, no option may be exercised at any time past the term of such option.
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* This Agreement has been entered into between Tuboscope Inc. and each of the following members of Tuboscope's senior management team: John F. Lauletta, Joseph C. Winkler, Charles N. Gricher, James F. Maroney, III, Joe E. McAnally, John M. Nelson, Kenneth L. Nibling, Haynes B. Smith, III, Peter J. Stuart and Clay C. Williams.

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2.   Additional Section 14.

     An additional Section 14 as set forth below is hereby added to and for all purposes made a part of the Executive Agreement as follows:

14.  Excise Taxes and Gross-Up Payments.

     A. The benefits of this Section 14 shall only apply if the aggregate payments and distributions to Executive or for Executive's benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement (the "Payment") exceeds 2.99 multiplied by the Executive's "base amount" (as defined under Section 280G(b)(3) of the Code) by 12.5% or greater. Only if the Payment to Executive satisfies or exceeds such threshold, then Executive (i) shall be entitled to the benefits and payments set forth in this Section 14, and (ii) shall be referred to in this Section 14 as "Tax Eligible Executive".

     B. If it shall be determined that Executive is a Tax Eligible Executive and any or all of the Payment would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Tax Eligible Executive shall be entitled to receive from the Corporation an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Tax Eligible Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 14, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

     C. All determinations required to be made under this Section 14, including whether Executive is a Tax Eligible Executive and whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of the Section
          14), shall be made by the Corporation's independent certified public accountants (the "Accountants"). The Accountants shall provide Tax Eligible Executive and the Corporation with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Corporation that Executive has received or will receive a Payment. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Tax Eligible Executive shall appoint another nationally recognized public accounting firm to make the determinations required

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          hereunder (which accounting firm shall then be referred to as the
          Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Corporation. All determinations by the Accountants shall be binding upon the Corporation and Tax Eligible Executive.

     D. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of
          Section 28OG of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Tax Eligible Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Tax Eligible Executive's adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Tax Eligible Executive's adjusted gross income.

     E. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Corporation at the time Tax Eligible Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than thirty (30) days after the receipt by Tax Eligible Executive of the Accountant's determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Corporation should have paid pursuant to this Section 14 (the "Underpayment"). In the event that the Corporation exhausts its remedies pursuant to Section 14 and Tax Eligible Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Corporation to or for Tax Eligible Executive's benefit.

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     F.   Executive shall notify the Corporation in writing of any claim by the
          Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. Tax Eligible Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Tax Eligible Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies Tax Eligible Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Tax Eligible Executive shall:

          (i) give the Corporation any information reasonably requested by the Corporation relating to such claim

          (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

          (iii) cooperate with the Corporation in good faith in order to effectively contest such claim; and

          (iv) permit the Corporation to participate in any proceedings relating to such claims; provided, however. that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Tax Eligible Executive for, advance expenses to Tax Eligible Executive for, defend Tax Eligible Executive against and hold Tax Eligible Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 14, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Tax Eligible Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Tax Eligible Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more

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                appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Tax Eligible Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Tax Eligible Executive, on an interest-free basis, and shall indemnify Tax Eligible Executive for, advance expenses to Tax Eligible Executive for, defend Tax Eligible Executive against and hold Tax Eligible Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Corporation of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Tax Eligible Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Tax Eligible Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Effectiveness of Other Terms.

     All other terms of the Executive Agreement not specifically addressed in this Amendment shall continue in full force and effect.

     IN WITNESS WHEREOF, Tuboscope and the Executive have executed this Amendment to be effective the date first above written.

EXECUTIVE                              TUBOSCOPE INC.,
                                       a Delaware corporation

/s/                                    By
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